EXHIBIT 99.1

Adams Golf Announces Record Sales for Second Quarter 2011

PLANO, Texas, Aug. 9, 2011 (GLOBE NEWSWIRE) -- Adams Golf (Nasdaq:ADGF) today reported record net sales of $34.1 million for the three months ended June 30, 2011, as compared to $31.6 million for the three months ended June 30, 2010, an increase of 8% year-over-year. Adams Golf had a net profit of $2.9 million, or $0.36 per fully diluted share, for the three months ended June 30, 2011, as compared to $4.9 million, or $0.63 per fully diluted share, for the comparable period of 2010.

For the first half of this year, the six months ended June 30, 2011, Adams Golf reported record net sales of $64.3 million as compared to $54.0 million for the comparable period of 2010, an increase of 19% year-over-year. For the six months ended June 30, 2011, Adams Golf had a net profit of $7.0 million, or $0.86 per fully diluted share, as compared to $6.6 million, or $0.84 per fully diluted share, for the comparable period of 2010.

Revenues increased for the quarter and for the first half due to market share gains in the US, growth in our international business and improved overall market conditions.

Expenses for the quarter and the first half increased year-over-year due to our continued strategy of reinvesting back into the business, especially in tour, marketing and R&D. We believe these reinvestments will pave the way for continued long term growth and brand development. We have also experienced a significant increase in legal expense this year related to an on-going legal dispute with a previous insurance carrier. We believe the outlook for this case is promising but we can not predict its outcome at this time.

Our aggregate cash and cash equivalents balance was $3.9 million as of June 30, 2011, and we had no outstanding balance on our credit facility with Wells Fargo. We believe our liquidity and balance sheet remain strong.

Market conditions remain better than a year ago but the rate of improvement slowed during the second quarter. Similar to the economy as a whole, there is a fair amount of uncertainty going into the second half of the year.

Sell through of premium product has continued to be stronger than value products for 2011. As a result, during Q2 we chose to proactively further discount certain value products in order to drive sell through and balance field inventories of these products. This discounting, along with higher overall product costs from China, had a slight negative effect on Q2 margins.

"We are pleased with our financial results and brand development during this last quarter and year to date," said Mr. Chip Brewer, CEO and President of Adams Golf.  "When evaluating our financial performance for 2011 as compared to the prior year, we believe the year to date results provide a more accurate picture since the quarterly comparisons were skewed by inventory constraints we faced during the early months of 2010 which shifted that year's revenues excessively into the second quarter. Having said that, irrespective of how you cut the data and based on all metrics we have seen, we continue to outperform both the market in general and the vast majority of our competition. We also remain on track with our long term revenue and brand growth goals."

"Brand and Operating Highlights include:

  According to Golf Datatech LLC, our year to date US iron dollar share, in the combined On and Off Course Channels, was 11.0%, up 10% year over year. Our Q2 iron dollar share in the same channels was 10.5%, up 15% year over year.
  According to Golf Datatech, LLC, our year to date US wood dollar share, in the combined On and Off Course Channels, was 6.0%, up 13% year over year. Our Q2 wood dollar share in the same channels was 5.6%, up 20% year over year.
  We continued to strengthen our brand through increased tour exposure and have sustained our position as the # 1 hybrid on the PGA, Nationwide and Champions tours.
  We believe we are continuing to make progress with our international growth initiatives. For the first half of 2011 our business outside of North America was $4.2 million, up 46% year-over-year.
  We are pleased with the market response to new premium product introductions such as the Idea pro a12 irons and hybrids, along with our continued sell through success of the Ida Tech V3 product family and the Speedline F11 fairway woods.    For the first half of 2011, our fairway wood and hybrid business was up 59% year-over-year. This growth was primarily driven by the addition of Velocity Slot Technology in our fairway wood line. We continue to believe strongly in the value and potential of this technology.
  Last but not least, our product pipeline remains strong with additional product launches planned for later this year and into 2012. During either late Q3 or early Q4, we expect to begin shipping the replacement product for our Idea a7os line, one of our largest and most important product families. We believe the timing of the shipments will have a significant impact on our second half 2011 quarterly numbers but should not be a relevant factor in determining the long term success of this product line or our company. Most importantly, initial testing and customer feedback on the new line is encouraging.

"In summary, we remain encouraged by our performance over the last several quarters where we believe we have successfully strengthened our brand while reinvesting for the future and delivering positive financial results. We remain dedicated to continuing these trends in pursuit of creating long term shareholder value," concluded Mr. Brewer.

Conference Call

Adams Golf will host a conference call at 4:30 p.m. Eastern time on Thursday, August 11, 2011, with Chip Brewer, CEO and President, and Pamela High, Chief Financial Officer, to review Adams' Q2 2011 financial results. For telephone access to the conference call, dial (877) 317-6789 or (412) 317-6789 for international calls, and request connection to the Adams Golf conference call. The conference ID # is 10002992.

About Adams Golf

Developing high-performance and technologically innovative golf products is the cornerstone of Adams Golf. From initial design, through manufacturing and servicing, Adams Golf is committed to helping golfers of all abilities enjoy the game of golf. For more information on Adams Golf, please visit www.adamsgolf.com or view prior press releases at http://www.adamsgolf.com/news.htm.

The Adams Golf logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5031

Forward Looking Statements

This press release contains "forward-looking statements" made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. The statements include, but are not limited to, statements regarding our ability to continue manufacturing products that are commercially acceptable to consumers, planned product launches and international growth, the global economic recession, our ability to operate profitably and protect our financial condition and statements using terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek," "inevitably," "appears," or "believe." Such statements reflect the current view of Adams Golf with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, the following: the impact of changing economic conditions, our ability to further reduce fixed costs; product development difficulties; product approval and conformity to governing body regulations; assembly difficulties; competing product introductions; patent infringement risks; uncertainty of our ability to protect our intellectual property rights; market demand and acceptance of products; the success of our marketing strategy; our dependence on a limited number of customers; business conditions in the golf industry; reliance on third parties, including suppliers; the actions of competitors, including pricing, advertising and product development risks concerning future technology; the management of sales channels and re-distribution; and one-time events and other factors detailed under "Risk Factors" in our most recent Form 10-K and subsequent Form 10-Q on file with Securities and Exchange Commission. These filings can be obtained by contacting Adams Golf Investor Relations.

Although Adams Golf believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein. Except as required by federal securities laws, Adams Golf undertakes no obligation to publicly update or revise any written or oral forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release. All subsequent written and oral forward-looking statements attributable to Adams Golf or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements.

ADAMS GOLF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

ASSETS
	June 30, 2011	December 31, 2010
	(unaudited)
Current assets:
Cash and cash equivalents	$ 3,871	$ 6,724
Trade receivables, net of allowance for doubtful accounts of $2,453 (unaudited)
and $1,635 in 2011 and 2010, respectively	32,837	16,594
Inventories, net	24,627	27,088
Prepaid expenses	716	632
Other current assets	61	250
Total current assets	62,112	51,288

Property and equipment, net	926	879
Deferred tax assets, net	10,228	10,228
Other assets, net	1,536	134
	$ 74,802	$ 62,529

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$ 6,103	$ 6,255
Accrued expenses and other current liabilities	13,928	9,175
Total liabilities	20,031	15,430

Stockholders' equity:
Preferred stock, $0.01 par value; authorized 1,250,000 shares; none issued	--	--
Common stock, $0.001 par value; authorized 12,500,000 shares; 8,113,574 and
8,045,078 shares issued and 7,702,637 and 7,634,141 shares outstanding
at June 30, 2011 (unaudited) and December 31, 2010, respectively	8	8
Additional paid-in capital	94,886	94,525
Accumulated other comprehensive income	3,014	2,666
Accumulated deficit	(38,383)	(45,346)
Treasury stock, 410,937 common shares at June 30, 2011 and
December 31, 2010, at cost	(4,754)	(4,754)
Total stockholders' equity	54,771	47,099

$ 74,802		$ 62,529

ADAMS GOLF, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2011	2010	2011	2010

Net sales	$ 34,116	$ 31,600	$ 64,302	$ 53,957
Cost of goods sold	19,424	16,930	35,454	29,221
Gross profit	14,692	14,670	28,848	24,736

Operating expenses:
Research and development expenses	690	591	1,389	1,219
Selling and marketing expenses	7,974	6,716	14,560	12,409
General and administrative expenses	3,032	2,303	5,783	4,406
Total operating expenses	11,696	9,610	21,732	18,034
Operating income	2,996	5,060	7,116	6,702

Other expense:
Interest expense, net	(39)	(9)	(54)	(18)
Other income (expense), net	--	(5)	--	(6)

Income before income taxes	2,957	5,046	7,062	6,678
Income tax expense	33	123	99	103
Net income	$ 2,924	$ 4,923	$ 6,963	$ 6,575

Net income per common share - basic	$ 0.38	$ 0.69	$ 0.91	$ 0.93
- diluted	$ 0.36	$ 0.63	$ 0.86	$ 0.84
CONTACT: Pamela High
         Chief Financial Officer
         Adams Golf
         (972) 673-9000
         InvestorInfo@adamsgolf.com